Exhibit 99.1

Vesta Insurance Provides Preliminary Loss Estimates for Hurricanes Ivan And
Jeanne

            Updates Estimates for Hurricanes Charley and Frances;
            Announces Settlement with Dorinco Reinsurance Company


    BIRMINGHAM, Ala., Oct. 7 /PRNewswire-FirstCall/ -- Vesta Insurance Group, Inc. (NYSE: VTA) announced today that its gross loss, before reinsurance, from Hurricane Ivan is expected to be in the range of approximately $7.0 to $12.0 million and approximately $23.0 to $37.0 million from Hurricane Jeanne.

    In addition, the Company has updated its gross loss estimates for Hurricanes Charley and Frances. Currently, Vesta estimates that the gross loss, before reinsurance, is approximately $27.0 to $33.0 million from Hurricane Charley and $18.0 to $23.0 million from Hurricane Frances. Previously, the Company had estimated gross losses of between $25.0 and $35.0 million from Hurricane Charley and $10.0 to $20.0 million from Hurricane Frances.

    For the third quarter, Vesta currently estimates that its total gross loss from the four hurricanes, before reinsurance, is approximately $75.0 to $105.0 million. The gross loss is reduced by recoveries from a 50% property quota share reinsurance agreement, the Florida Hurricane Catastrophe Fund, and the Company's catastrophe excess of loss reinsurance program to a total net loss, after reinsurance, of between $45.0 and $55.0 million from all four hurricanes.

    This preliminary loss estimate is based on catastrophe simulation models and initial loss reports from policyholders. According to the Insurance Information Institute, more than 2 million claims have been filed from the four hurricanes, which is more than triple the number of claims from Hurricane Andrew in 1992. As a result, the claims reporting and adjusting process remains in a preliminary stage and the ultimate impact of the total gross loss from the hurricanes may differ substantially. However, on an after reinsurance basis, Vesta's net loss estimates should not vary significantly due to the structure of the Company's reinsurance program.

    "Despite the unprecedented number of hurricanes to make landfall in Florida in a six-week period, our capital base remains solid and we have the liquidity to pay for repairs so our policyholders can return to their normal lives as quickly as possible," said Norman W. Gayle, President and CEO.

    In addition, the Company announced that it has settled its previously announced dispute with Dorinco Reinsurance Company regarding the 20% whole account quota share reinsurance agreement. Under the settlement, Vesta will receive $12.0 million cash from Dorinco and will record a one-time gain of approximately $3.0 million in the third quarter.

    Vesta will report its third quarter earnings after the market closes on Monday, November 8 and hold a conference call on Tuesday, November 9, 2004.


    About Vesta Insurance Group, Inc.

    Vesta, headquartered in Birmingham, Ala., is a holding company for a group of insurance and financial services companies that offer a wide range of consumer-based products.


    This news release contains statements concerning management's current estimates of losses from Hurricanes Charley, Frances, Ivan and Jeanne. These statements are only predictions and should be considered "forward-looking statements" under applicable securities laws. You should be aware that the ultimate actual losses from these hurricanes may differ materially from those reflected in these forward-looking statements.



SOURCE  Vesta Insurance Group, Inc.
    -0-                             10/07/2004
    /CONTACT: Charles R. Lambert, Vice President - Investor Relations of Vesta Insurance Group, Inc., +1-205-970-7030, or CLambert@vesta.com /
    /Web site:  http://www.vesta.com /
    (VTA)

CO:  Vesta Insurance Group, Inc.; Dorinco Reinsurance Company
ST:  Alabama
IN:  FIN INS
SU:  LAW